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                                                            EXHIBIT 99

                                                                   PRESS RELEASE

FOR IMMEDIATE RELEASE


            IMS ANNOUNCES CFO, SAR RAMADAN LEAVES TO JOIN ONYX SOFTWARE

Beaverton, OR - June 18, 1998 - Integrated Measurement Systems, Inc. (NASDAQ:
IMSC) announced today that its Chief Financial Officer, Sar Ramadan will be departing July 15, 1998, and has accepted a position at ONYX Software of Bellevue, Washington. In his new position Mr. Ramadan will retain the title of Chief Financial Officer with a career path to Chief Operating Officer.

"Sar was instrumental in helping IMS grow profitably over the last five years and in completing two successful public offerings," said Keith Barnes, President and Chief Executive Officer. "We truly wish him well and we will miss him.

Mr. Ramadan added, "I believe IMS has a sound strategy and great prospects. The company is well positioned in its markets. I have enjoyed the last five years with the IMS team and have learned a great deal."

Mr. David Allworth, IMS' Corporate Controller, will assume the duties of interim CFO while the search for a permanent CFO is conducted.

IMS designs, manufactures, markets and services a family of versatile, high performance engineering Test Stations used to verify and characterize complex electronic devices. In addition, the Company develops, markets and supports a line of Virtual Test Software that permits design and test engineers to automate test program development and to conduct simulated tests of electronic device designs prior to the fabrication of the prototype of the actual device.

IMS products enable its customers to shorten time-to-market, enhance accuracy of design, reduce both the time required to test and the cost of testing the customers' devices and provide reliable and prompt feedback to both design and test engineers.